Exhibit 10.3

FORM OF

COST PLUS, INC.

1996 DIRECTOR OPTION PLAN

NOTICE OF GRANT OF DEFERRED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Cost Plus, Inc. (the “Company”) 1996 Director Option Plan, as amended (the “Plan”) shall have the same defined meanings in this Notice of Grant and Deferred Stock Unit Award Agreement (the “Agreement”), attached hereto as Appendix A.

Name of Grantee:

You have been granted                  Deferred Stock Units under the Plan equal to a target of [$                    ] on the Date of Grant, subject to the terms and conditions of the Agreement (the “Award”). Each such Deferred Stock Unit is equivalent to one Share of Common Stock of the Company for purposes of determining the number of Shares subject to this Award. None of the Shares will be issued (nor will you have the rights of a shareholder with respect to the underlying Shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Date of Grant:	________________

Vesting Schedule:	Subject to the terms of the Plan, this Award shall vest

.

Unless otherwise specified in the Deferred Stock Unit Election Form (the “Election”), the Settlement Date for the DSUs shall be the Vesting Date.

You acknowledge and agree that the Notice of Grant, the Agreement, and the vesting schedule set forth herein does not constitute an express or implied promise of continued engagement as a Director for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your relationship as a Director at any time, with or without cause.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Notice of Grant, the Agreement, and the Plan constitute your entire agreement with respect to this Award and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

GRANTEE:	COST PLUS, INC.

Signature	By

Print Name	Title

Exhibit 10.3

APPENDIX A

COST PLUS, INC.

1996 DIRECTOR OPTION PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

1. Grant. Cost Plus, Inc. (the “Company”) hereby grants to you, [Name] (the “Participant”) an award of Deferred Stock Units (each, a “DSU”), as set forth in the Notice of Grant of Deferred Stock Units (the “Notice of Grant”) and subject to the terms and conditions in this Deferred Stock Unit Award Agreement (the “Agreement”) and the Company’s 1996 Director Option Plan, as amended (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

2. Company’s Obligation. Each DSU has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the DSUs vest, the Participant will have no right to receive payment of such DSUs. Prior to actual payment of any vested DSUs, such DSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Subject to paragraph 4, the DSUs awarded by this Agreement will vest in the Participant according to the vesting schedule specified in the Notice of Grant. Unless otherwise specified in the Deferred Stock Unit Election Form (the “Election”), the Settlement Dates for the DSUs shall be the Vesting Dates.

4. Forfeiture upon Termination as Director. Subject to the vesting schedule specified in the Notice of Grant and any acceleration provisions set forth therein or as otherwise set forth in the Plan, if the Participant terminates service as a Director for any or no reason prior to vesting, the unvested DSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.

5. Payment after Vesting.

(a) Any DSUs that vest in accordance with paragraph 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in Shares, provided that to the extent determined appropriate by the Company, any federal, state and local withholding taxes with respect to such DSUs will be paid by reducing the number of vested DSUs actually paid to the Participant. The Company shall issue to the Participant, on a date within thirty (30) days following the Settlement Date, a number of whole Shares equal to the vested DSUs. Such Shares shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to paragraph 7.

(b) Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the DSUs is accelerated in connection with the Participant’s termination as a Director (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Director and (y) the payment of such accelerated DSUs will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s termination as a Director, then the payment of such accelerated DSUs will not be made until the date six (6) months and one (1) day following the date of the Participant’s termination as a Director, unless the Participant dies following his or her termination as a Director, in which case, the DSUs will be paid in Shares in accordance with paragraph 6 as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the DSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Deferral Election. If permitted, the Participant may elect to defer delivery of the payment of any Shares, which election will be subject to such documentation as the Company may promptly and reasonably request, and any terms under the Plan as the Committee deems appropriate. Unless otherwise determined by the Committee, any such deferral election by the Participant will be void and not given effect unless the Participant’s deferral election is made at least twelve (12) months prior to the date the Shares otherwise are scheduled to be paid. The Committee may require that the Participant make an election earlier than twelve (12) months prior to the date the Shares are scheduled to be paid. Upon the date the Shares vest to which a deferral election applies, the Company will create a bookkeeping entry initially representing an amount equivalent to the Fair Market Value of the number of Shares that would have otherwise been payable hereunder had a deferral election not been made. Any such obligation will represent an unfunded and unsecured obligation of the Company.

8. Withholding of Taxes. If Participant is subject to tax withholding obligations upon the vesting of DSUs awarded by this Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Committee) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part by one or more of the following: (a) paying by cash or check, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) any combination of the foregoing methods of payment. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable DSUs otherwise are scheduled to vest pursuant to paragraph 3, the Participant will permanently forfeit such DSUs and the DSUs will be returned to the Company at no cost to the Company and the Participant will have no rights to acquire any Shares with respect thereto.

9. Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker.

10. No Guarantee of Continued Service. Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule in the Notice of Grant is earned only by continuing as a Director at the will of the Company (or the Parent or Subsidiary employing or retaining Participant) and not through the act of being hired, being granted this DSU Award or acquiring shares hereunder. Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth in the Notice of Grant do not constitute an express or implied promise of continued engagement as a Director for the vesting period, for any period, or at all, and will not interfere in any way with Participant’s right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant’s relationship as a Director at any time, with or without cause.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 200 Fourth Street, Oakland, CA 94607, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

12. Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earlier date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

16. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any DSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of DSUs.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to DSUs awarded under the Plan or future DSUs that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan, this Agreement and/or such other documents.

21. Governing Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of DSUs or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of DSUs is made and/or to be performed.

APPENDIX B

COST PLUS, INC.

1996 DIRECTOR OPTION PLAN

DEFERRED STOCK UNIT ELECTION

TO:                           , COST PLUS, INC. (the “Company”)

FROM:                                                                   (the “Participant”)

I hereby elect to defer the settlement of my Deferred Stock Units that I would otherwise receive from the Company, subject to the terms and conditions of the Company’s 1996 Director Option Plan, as amended (the “Plan”), Deferred Stock Unit Award Agreement (the “Agreement”) and this Deferred Stock Unit Election Form (the “Election”). I understand that my election is irrevocable. The terms of my election are as follows:

1. Deferred Stock Units to which Election applies.

[ ]	My Election applies to the Award of Deferred Stock Units granted on (the “Date of Grant”).

[ ]	My Election applies to any Award that I may be granted in the calendar year that begins after the date of this Election.

2. Deferred Stock Units Deferred. I elect to defer settlement of 100% of my Award.

3. Deferred Stock Units Deferral Elections. I hereby make the following elections with respect to the settlement of my vested Deferred Stock Units. I understand that if I fail to make an election, or if the election is terminated, that I will be deemed to have elected settlement of my Deferred Stock Units when such units vest as provided in the Notice of Grant of Deferred Stock Units.

Form of Settlement of Deferred Stock Units: I understand that my shares of Stock will be payable in a single lump sum payment.

Settlement Date: Subject to the terms of the Plan and my Deferred Stock Units Agreement (the “Agreement”), I will receive shares of Stock in settlement of my Award (to the extent vested) within thirty (30) days of the earlier of (i) any Settlement Date I have elected below, (ii) the date of my termination of service as a Director, provided that such cessation is a “separation from service” within the meaning of Section 409A of the Code, or (iii) the date of any Merger or Asset Sale, provided that such Merger or Asset Sale is a “change of control” within the meaning of Section 409A of the Code.

I understand that:

A Settlement Date that I select may be no earlier than January 1 of the third calendar year following the date of this Election.

If the thirty (30) day period straddles two calendar years, under no circumstances will I be permitted, directly or indirectly, to designate the taxable year in which my Deferred Stock Units are settled.

That I may (but am not required) to elect a Settlement Date, however, if I do not select a Settlement Date, but have completed this form and elected to defer settlement of the Award beyond the date such award would have become vested, that I will have made an irrevocable election to defer settlement of the Award until my termination of service as a Director.

[ ]	I elect a Settlement Date for 100% of my Award on _________________. (please select a date no earlier than January 1 of the third calendar year following the date of this Election, however, remember that the Award becomes vested on the date provided in the Notice of Grant and unless you select a later Settlement Date, would be settled on the vesting date)

[ ]	I do not elect a Settlement Date (and I understand this means that the Settlement Date will be the date I terminated service as a Director, provided that such cessation is a “separation from service” within the meaning of Section 409A of the Code, or the date of any Merger or Asset Sale, provided that such Merger or Asset Sale is a “change of control” within the meaning of Section 409A of the Code).

Notwithstanding the foregoing, if I am a “specified employee” within the meaning of Section 409A of the Code at the time of my termination of service as a Director (assuming such termination is a “separation from service” within the meaning of Section 409A of the Code), then the Deferred Stock Units I would otherwise be entitled to receive on the Settlement Date will not be settled until the date six (6) months and one (1) day following the date of separation from service, unless I die following my separation from service, in which case, my Deferred Stock Units will be settled as soon as practicable following my death.

Change of Settlement Date:

I understand that I may make, with the consent of the Company, a subsequent election to further defer settlement of this Award, and that such an election must be made at least one (1) year prior to my originally selected Settlement Date and I further understand that my newly elected Settlement Date must be at least five (5) years after the date of the originally selected Settlement Date. I further understand that the ability to make such a subsequent deferral election may not be available to me in the future if the Company changes its administration policies to reflect any changes to the applicable law governing deferred compensation.

4. Filing of Election.

If this Election is being completed for a specific Award, it must be filed with the Chief Financial Officer of the Company no later than thirty (30) days after the Date of Grant. No Election filed after this date will be effective.

If instead this Election is being completed for an Award that might be granted in a future year, it must be filed with the Chief Financial Officer of the Company no later than December 31st of the calendar year prior to the year such Award will be granted.

5. Irrevocability of Election. This Election will become irrevocable after it has been submitted to the Company’s Chief Financial Officer.

6. Award is Unfunded. I understand that the Company has not formally funded my Award and that I am considered a general unsecured creditor of the Company with respect to my rights under the Award.

7. Subject to Plan. This Election is in all respects subject to the terms and conditions of the Plan. Should any inconsistency exist between this Election, the Plan, the Deferred Stock Units Agreement, and/or any applicable law, then the provisions of either the applicable law or the Plan will control, with the Plan subordinated to the applicable law.

Participant Signature	Date